
                                                                  EXHIBIT 12.1
                               SEMPRA ENERGY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                           (Dollars in millions)
                                                                           Six Months
                                                                              Ended
                                                                             June 30,
                             1994      1995      1996      1997      1998      1999
                           --------  --------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

Interest                   $   237   $   227   $   205   $   209   $   210   $   114
Interest Portion of
 Annual Rentals                 35        32        28        25        20         9
Preferred dividends
 of subsidiaries (1)            53        50        37        31        18         8
                           --------  --------  --------  --------  --------  --------
Total Fixed Charges
 and Preferred Stock
 Dividends For Purpose
 of Ratio                  $   325   $   309   $   270   $   265   $   248   $   131
                           ========  ========  ========  ========  ========  ========

Earnings:

Pretax income from
  continuing operations    $   634   $   665   $   727   $   733   $   432   $   245
Add:
 Fixed charges
  (from above)                 325       309       270       265       248       131
 Less: Fixed charges
  capitalized                    4         6         5         3         3         1
                           --------  --------  --------  --------  --------  --------
    Fixed charges net of
      capitalized charges      321       303       265       262       245       130
                           --------  --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio         $   955   $   968   $   992   $   995   $   677   $   375
                           ========  ========  ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividends                    2.94      3.13      3.67      3.75      2.73      2.86
                           ========  ========  ========  ========  ========  ========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
